United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

March 23, 2012

TO THE SHAREHOLDERS OF

PUBLIC STORAGE

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to attend our 2012 Annual Meeting of Shareholders to be held on Thursday, May 3, 2012, at 11:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of Public Storage shares will be allowed to attend the meeting in person.

This year, we are again offering shareholders the opportunity to receive proxy materials over the Internet. As a result, we are mailing many of our shareholders a notice instead of a paper copy of our proxy statement and Annual Report. The notice contains instructions on how to access these documents over the Internet or to obtain paper copies of the proxy materials. We believe this process conserves natural resources and reduces our costs for printing and mailing these materials.

Your vote is important. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares over the Internet or by telephone or, if you elected to receive paper copies by mail, you may vote by mail by following the instructions on the proxy card or the voting instruction card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in Public Storage and look forward to seeing you at our 2012 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
Chairman, Chief Executive Officer and President

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of Public Storage, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	11:00 a.m., local time, on Thursday, May 3, 2012.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:

1.      To elect eight trustees from the nominees named in the attached proxy statement to serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.      To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.      To approve the material terms for payment of certain executive officer incentive compensation;

4.      To hold an advisory vote to approve executive compensation; and

5.      To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, “For” approval of the material terms for payment of certain executive officer incentive compensation and “For” approval of the advisory vote on executive compensation. The full text of these proposals is set forth in the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 9, 2012 of Public Storage common shares of beneficial interest.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card or voting instruction card for the annual meeting, you may vote by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed postage-prepaid envelope provided. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement beginning on page 3. Additional information on how to vote your shares is provided beginning at page 2.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on

May 3, 2012: This proxy statement and our 2011 Annual Report are available at the Investor Relations section of our website (www.publicstorage.com).

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

March 23, 2012

PUBLIC STORAGE

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2012

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees of Public Storage of proxies to be voted at our 2012 Annual Meeting and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 3, 2012 beginning at 11:00 a.m. local time at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. This notice of annual meeting and proxy statement is first being distributed and made available on or about March 23, 2012 to holders of our common shares of beneficial interest.

We use several abbreviations in this proxy statement. We refer to Public Storage as “Public Storage,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise. We call our Board of Trustees the “Board.” We refer to our common shares of beneficial interest as our “common shares.”

Purposes of the Meeting

Shareholders will vote on the following matters at the Annual Meeting:

•	To elect eight trustees from the nominees identified in Proposal 1 to the Board of Public Storage;

•	To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2012 as set forth in Proposal 2;

•	To approve the material terms for payment of certain executive officer incentive compensation as set forth in Proposal 3;

•	To approve, in an advisory vote, executive compensation as set forth in Proposal 4; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	“FOR” the election of the eight nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for fiscal year 2012 as set forth in Proposal 2;

•	“FOR” approval of the proposed material terms for payment of certain executive officer incentive compensation as set forth in Proposal 3; and

•	“FOR” the advisory vote to approve executive compensation as set forth in Proposal 4.

Who May Attend the Meeting

Only shareholders of record of Public Storage common shares outstanding at the close of business on the record date of March 9, 2012 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the meeting. On the record date, Public Storage had issued and outstanding approximately 171,379,854 common shares, each of which is entitled to one vote.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Internet Availability of Proxy Materials

Notice of Internet availability of the proxy materials. We are again providing our proxy materials over the Internet under the rules of the U.S. Securities and Exchange Commission (“SEC”). As a result, we are mailing to all of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials, unless a shareholder has previously advised that he or she wishes a paper copy of the materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice.

Multiple notices about the Internet availability of the proxy materials or paper copies of the proxy materials. You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To ensure all your shares are voted, please follow the instructions provided in each notice, proxy card or voting instruction card that you receive.

Voting Your Shares at the Annual Meeting

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•

By Internet – Shareholders who have received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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By Telephone – Shareholders who have received a notice about the Internet availability of the proxy materials and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These shareholders will need to have the control number that appears on their notice available when voting. Shareholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These shareholders will need to have the control number that appears on their card available when voting.

•

By Mail – Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-prepaid envelope.

If additional matters are presented at the annual meeting. Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Stephanie G. Heim, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Inspector of elections. The inspector of elections will be a representative from our transfer agent, Computershare Trust Company, N.A.

Special Voting Procedures for Public Storage 401(k)/Profit Sharing Plan Participants. If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those common shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time, on May 1, 2012.

Voting Mechanics. If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted (1) “For” the election of the Board’s nominees for trustee, (2) “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012, (3) “For” approval of the proposed material terms of certain executive officer incentive compensation, (4) “For” approval of executive compensation and (5) in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Changing Your Vote. You may change your vote before the vote at the annual meeting in accordance with the following procedures. Any change to your voting instructions for the Public Storage 401(k) Profit Sharing Plan must be provided by 9:00 a.m., Central time, on May 1, 2012. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) by providing a written notice of revocation to the Corporate Secretary at Public Storage, 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:00 p.m., Pacific time, on May 2, 2012, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding common shares will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

With respect to the election of trustees, each holder of common shares on the record date is entitled to cast as many votes as there are trustees to be elected multiplied by the number of shares registered in the holder’s name on the record date. With respect to all other matters, shareholders can cast one vote for each common share registered in their name on March 9, 2012, the record date of the annual meeting.

Required Vote

Election of Trustees: To be elected, trustees must receive a majority of the votes cast so that the number of shares voted “for” a trustee nominee is greater than 50% of the votes cast with respect to the election of such trustee. Common shares not voted (whether by abstention or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of Public Storage common shares. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote.

Approval of the material terms for payment of certain executive officer incentive compensation. This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of Public Storage common shares. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote.

Advisory vote to approve executive compensation: This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of Public Storage common shares. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote. Although this proposal is not binding on the Public Storage Board of Trustees, the Board will consider the results of the shareholder vote.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Alliance Advisors LLC may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

Public Storage’s Transfer Agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: Computershare Trust Company, N.A., Att: Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021 (telephone: 781- 575-3120).

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership

The Board does not have a policy as to whether the roles of chairman and chief executive officer should be combined or separated. Rather, the Board believes that Public Storage shareholders are best served by the Board having flexibility to consider the relevant facts and circumstances when the chairman is elected so that the Board leadership structure best reflects the needs of the company at that time and best facilitates Board performance.

After considering the upcoming retirement of B. Wayne Hughes from the Board at the 2012 Annual Meeting and his desire to retire earlier from his chairman duties, in August 2011, the Board elected Ronald L. Havner, Jr. as Chairman of the Board. Mr. Hughes resigned as chairman at that time. In considering the decision as to whether to combine the roles of chairman and chief executive officer, the Board considered that the decision is company specific and should depend in large part on the experience and qualifications of the company’s CEO. Mr. Havner’s credentials include more than 25 years with the company and its affiliates, including nearly nine years as Vice Chairman of the Board and CEO of the company. In addition, he has served for more than 13 years as Chairman of the company’s affiliate, PS Business Parks, Inc. (including seven years in the combined Chairman and CEO role), and that in his role as Vice Chairman of the Board of the company Mr. Havner has handled many of the responsibilities of Chairman. The Board also considered that the advantages of separating the role of Chairman and CEO could be met in significant part by the appointment of a “Lead Independent Trustee” for the Board.

In connection with electing Mr. Havner as Chairman of the Board, the Board established the position of Lead Independent Trustee to provide for an independent leadership role on the Board when the role of Chairman and Chief Executive Officer are combined. The Lead Independent Trustee (1) reviews and provides the Chairman with input regarding the agendas for each Board meeting and each Board strategic planning session and the attendance of other executives of the company at such meetings; (2) presides at all executive sessions of the non-management trustees and the independent trustees; (3) as appropriate, communicates with other non-management trustees and calls meeting of the non-management trustees and independent trustees; (4) presides at meetings of all non-management trustees in executive session without the presence of management; (5) assists with the recruitment and selection of new trustees; (6) evaluates, along with members of the Compensation Committee and the independent trustees, the performance of the Chief Executive Officer and delivers an annual performance review to the Chief Executive Officer; (7) consults with the Chief Executive Officer as to the hiring of other executive officers, strategic planning and succession planning for the Chief Executive Officer and (8) such other duties as the Board may from time-to time delegate. Gary E. Pruitt was elected to serve as the Lead Independent Trustee for a three-year term, expiring in November 2014.

Currently, the non-management members of the Board meet on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management trustee, with at least one meeting of only independent trustees held annually. The sessions are designed to encourage open Board discussion of any matter of interest without the chief executive officer or any other members of management present.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for oversight of management’s responsibility for management of risks related to our business. In connection with its oversight function, the Board regularly considers management presentations on the company’s operations and strategies and considers related risks to our business. As part of the Board’s consideration, the Board and management actively engage in discussions of potential and perceived risks to the business. The Board routinely meets with the chief executive officer, the chief financial officer and other company officers as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in the rules of the New York Stock Exchange. For example, our Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

The Board and the Board committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. The Committee also considered and discussed with management, management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our chief executive officer and senior vice president for human resources, reviewed the target metrics for all our employee incentive compensation plans. At the completion of the review, management and the Committee concluded that the incentive compensation plans did not create undue risks for the company based on factors, including the following:

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Financial targets for bonuses typically involve several different metrics, which discourages employees from focusing on a particular financial metric to the detriment of others or of the business as a whole.

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The Board and management do not establish any earnings targets for cash bonus awards and management does not give earnings guidance and historically has maintained a very conservative financial profile, which discourages management from taking risks to achieve quarterly or annual earnings.

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All of our equity awards to employees vest over an extended period of time, typically five years for stock options and five to eight years for restricted share unit awards, or are awarded following a performance period of at least one year to qualify for the award, which helps to align our employees’ focus on long-term results.

•	Property acquisitions above certain authorized levels are approved by the Board after discussion with management, which facilitates Board oversight of management’s plans to grow the business.

•	The company is funded primarily with perpetual preferred and common shares and retained earnings rather than debt so management is able to focus on the business operations;

•

Final approval of incentive compensation for all employees other than executive officers is made by our chief executive officer and our senior vice president for human resources so there is a comprehensive understanding of the inter-relationship of all incentive programs. The reviewing senior executives have the discretion to reduce recommended award for any reason, including if they determine the performance was not in the company’s long-term interests.

As a result, we believe there is little motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Our review concluded that employees who are eligible for incentive compensation are properly incentivized to achieve long-term company goals without creating undue risks for the company. At a meeting in February 2012, our chief executive officer and senior vice president for human resources reviewed and discussed the results of management’s compensation risk assessment with the Compensation Committee.

Board Meetings

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above in Board Leadership, the non-management trustees generally meet in executive session without the presence of management following each regularly scheduled board meeting. During 2011, the Board of Trustees held six meetings and the Board committees held nine meetings. During 2011, each trustee attended at least 75% of the meetings held by the Board of Trustees or, if a member of a committee of the Board of Trustees, 75% of the meetings held by both the Board of Trustees and all committees of the Board of Trustees on which the trustee served. Although the company has no formal policy on trustee attendance at the annual meeting of shareholders, trustees are encouraged to attend the annual meeting of shareholders. All of the trustees attended the 2011 annual meeting of shareholders, except for one trustee who was unable to attend due to an unavoidable schedule conflict.

Board Orientation and Education

Each new trustee participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, the company provides membership in the National Association of Corporate Directors to all Board members.

Board Retirement Policy and Founder and Chairman Emeritus

The Board’s Corporate Governance Guidelines provide that no person will be nominated by the Board for election as a trustee if he or she would attain the age of 70 during such term. However, the Corporate Governance Guidelines further provide that in order to provide for an orderly transition of the role of Chairman of the Board, B. Wayne Hughes would retire on or before the 2012 Annual Meeting. The Board of Trustees, however, has requested that Mr. Hughes serve as Founder and Chairman Emeritus so that the Board may continue to avail itself of his wisdom, judgment and experience, and Mr. Hughes has agreed to so serve. Mr. Hughes will be entitled to attend Board meetings and participate in discussion of matters that come before the Board, although he will not be entitled to vote upon any such matters or otherwise have any duties or liabilities of a Trustee under law. While Mr. Hughes will not receive compensation as a board member, he will continue to provide services to the Company and receive compensation pursuant to his 2004 post-retirement agreement with the Company, which expires on December 31, 2013.

Committees of the Board of Trustees

Our Board has three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. In addition, the Board may appoint special committees to consider various matters. During 2011, the Audit Committee held four meetings, the Nominating/Corporate Governance Committee held three meetings and the Compensation Committee held two meetings. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Nominating/Corporate Governance and Compensation Committees can be viewed at our website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary.

In addition to our standing committees, our Board may establish special committees to consider various matters that arise outside the ordinary course of business. The Board sets fees for members of the special committees as the Board deems appropriate in light of the amount of additional responsibility special committee membership may entail.

Our three standing committees are described below and the committee members are identified in the following table:

Trustee (1)	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Uri P. Harkham			X
Avedick B. Poladian	X	X (Chairman)
Gary E. Pruitt	X (Chairman)	X
Ronald P. Spogli		X	X
Daniel C. Staton	X		X (Chairman)
Number of meetings in 2011	4	3	2

Audit Committee

The primary functions of the Audit Committee are set forth in its charter and are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.

The Audit Committee is comprised of three trustees: Gary E. Pruitt (Chairman), Avedick B. Poladian and Daniel C. Staton. The Board of Trustees has determined that each member of the Audit Committee meets the financial literacy and independence standards of the New York Stock Exchange rules. The Board has also determined that the chairman of the Audit Committee qualifies as an audit committee financial expert within the meaning of the rules of the SEC and the New York Stock Exchange.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to (1) determine, either as a committee or together with other independent trustees, the compensation of the company’s chief executive officer, (2) determine the compensation of other executive officers, (3) administer the company’s stock option and incentive plans, (4) review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the company’s Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) produce the Compensation Committee Report for inclusion in the annual proxy statement, (7) review with management its annual assessment of potential risks related to compensation policies and practices applicable to all employees, (8) oversee the advisory shareholder votes on the company’s executive compensation programs and policies and the frequency of such votes and (9) evaluate its performance annually.

In February 2012, the Compensation Committee met with management to discuss management’s annual review of the company’s compensation policies and practices for all employees and its conclusions that these policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the company.

During 2011, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers set forth in the Summary Compensation Table below. Pursuant to its charter, the Committee has the authority to delegate any of its authority or responsibilities to individual members of the Committee or a subcommittee of the Committee. However, the Committee did not delegate any of its responsibilities during 2011. The Compensation Committee also has the authority to retain outside compensation consultants for advice, but historically, including for 2011, has not done so, relying instead on surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information, as well as the role of Mr. Havner, our chief executive officer, in determining or recommending the amount of compensation paid to our Named Executive Officers in 2011, see the CD&A below.

The Compensation Committee is comprised of three trustees: Daniel C. Staton (Chairman), Uri P. Harkham and Ronald P. Spogli. The Board of Trustees has determined that each member of the Compensation Committee is independent under the rules of the New York Stock Exchange. In addition, each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee as set forth in its charter are (1) to identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board, (2) to develop and review and assess the adequacy of the Board’s Guidelines on Corporate Governance on an ongoing basis and recommend any changes to those guidelines to the Board and (3) to oversee the annual Board assessment of Board performance. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of trustees to Board committees, conducting a preliminary review of trustee independence, periodically evaluating trustee compensation and recommending any changes in trustee compensation to the Board, overseeing trustee orientation and annually evaluating its charter and performance.

The Nominating/Corporate Governance Committee is comprised of three trustees: Avedick B. Poladian (Chairman), Gary E. Pruitt and Ronald P. Spogli. The Board of Trustees has determined that each member of the Nominating/Corporate Governance Committee is independent under the rules of the New York Stock Exchange.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, the Board also considers the standards for independence set forth in the requirements of the rules of the New York Stock Exchange. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the provisions of Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. Section 303A.02(b) provides that a trustee is not independent if:

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The trustee is, or has been within the last three years, an employee of Public Storage, or an immediate family member is, or has been within the last three years, an executive officer of Public Storage;

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The trustee is, or has been within the last three years, an employee of Public Storage, or during any 12-month period within the last three years, received more than $120,000 in direct compensation from Public Storage, other than trustee and committee fees;

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(1) The trustee is a current partner or employee of a firm that is Public Storage’s external auditor (currently Ernst & Young LLP); (2) the trustee has an immediate family member who is a current partner of such firm; (3) the trustee has an immediate family member who is a current employee of such firm and personally works on Public Storage’s audit; or (4) the trustee or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Public Storage’s audit within that time;

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The trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Public Storage’s present executive officers at the same time serves or served on that company’s compensation committee; or

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The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Public Storage for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Nominating/Corporate Governance Committee annually reviews the independence of the trustees. Based on its review in February 2012, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee is independent pursuant to the rules of the New York Stock Exchange and each Audit Committee member meets the additional independence requirements of the rules of the SEC.

Compensation of Trustees

General Compensation Arrangements. Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than B. Wayne Hughes and Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Nominating/Corporate Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers. Retainers are paid in cash quarterly and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when the position is created) other than at the beginning of a calendar year. During 2011, non-management trustees were entitled to receive the following annual retainers for Board service:

Annual Retainer
Board member	$40,000
Lead Independent Trustee supplemental retainer	$20,000
Audit Committee chair’s supplemental retainer	$10,000
Other standing committee chairs’ supplemental retainer	$5,000
Committee member	$7,500

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified option to purchase 15,000 common shares, which vests in equal installments over three years based on continued service.

Annually, each trustee, other than B. Wayne Hughes and Ronald L. Havner, Jr., receives a non-qualified stock option to acquire 5,000 common shares, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the company’s common shares on the New York Stock Exchange on such date.

Consulting Arrangement. Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested trustees in March 2004, B. Wayne Hughes, trustee (until May 2012 when he will resign from the Board and begin serving as Founder and Chairman Emeritus) and former Chairman of the Board and former Chief Executive Officer, (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and, if requested, the use of a company car and (3) is provided with the services of an executive assistant at the company’s headquarters. The consulting arrangement expires on December 31, 2013.

The following table presents the compensation provided by the company to our non-management trustees for the fiscal year ended December 31, 2011:

Trustee Compensation in Fiscal 2011

Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($) (d)(e)	All Other Compensation ($)	Total ($)
Dann V. Angeloff (a)	$20,833	$59,350	0	$80,183
John T. Evans (a)	$19,097	$59,350	0	$78,447
Tamara Hughes Gustavson	$40,000	$59,350	0	$99,350
Uri P. Harkham	$47,500	$59,350	0	$106,850
Ronald L. Havner, Jr. (b)	NA	NA	NA	NA
B. Wayne Hughes (c)	NA	NA	$60,000	$60,000
B. Wayne Hughes, Jr.	$40,000	$59,350	0	$99,350
Avedick B. Poladian	$58,750	$59,350	0	$118,100
Gary E. Pruitt	$65,000	$59,350	0	$124,350
Ronald P. Spogli	$55,000	$59,350	0	$114,350
Daniel C. Staton	$60,000	$59,350	0	$119,350

(a)	Represents the pro-rated portion of fees for Dann V. Angeloff and John T. Evans, who retired from the Board at the 2011 Annual Meeting.

(b)	Ronald L. Havner, Jr., our Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chairman, Chief Executive Officer and President of Public Storage is described beginning on page 27.
(c)	B. Wayne Hughes received $60,000 as compensation for consulting services during 2011 pursuant to the consulting agreement with Public Storage described above. Although Mr. Hughes is also entitled to use a company- leased car under his agreement, he elected not to do so for 2011. The company also provided Mr. Hughes with the services of an executive assistant at the company’s headquarters.
(d)	Reflects the fair value of the grant on May 5, 2011 of a stock option to acquire 5,000 common shares computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 10 to the company’s audited financial statement for the fiscal year ended December 31, 2011 included in the company’s Annual Report on
Form 10-K.
(e)	As of December 31, 2011, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 30,000, of which 19,999 are fully vested and exercisable; Uri P. Harkham: 23,334, of which 14,999 are fully vested and 13,333 exercisable; B. Wayne Hughes, Jr.: 27,500, of which 17,499 are fully vested and exercisable; Avedick B. Poladian: 25,000, of which 6,666 are fully vested and exercisable; Gary E. Pruitt: 53,120, of which 43,119 are fully vested and exercisable; Ronald P. Spogli: 25,000, of which 6,666 are fully vested and exercisable; Daniel C. Staton: 24, 167, of which 17,499 are fully vested and 14,166 exercisable. As of the same date, Mr. Havner had 349,000 options outstanding of which 382,333 are fully vested and 282,333 exercisable. Mr. Havner’s options were granted to him in his capacity as a senior executive of Public Storage.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Daniel C. Staton (Chairman), Uri P. Harkham and Ronald P. Spogli, none of whom has ever been an employee of the company. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Public Storage served on the Compensation Committee or Board of Trustees of any other entity which has an executive officer who also served on the Compensation Committee or Board of Trustees of Public Storage at any time during 2011.

Messrs. Hughes, Havner and Hughes, Jr. and Ms. Gustavson are present or former officers of Public Storage and are members of the Board of Trustees.

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board of Trustees as described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under Trustee Qualifications. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities and Exchange Act of 1934, and should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting.

To nominate an individual for election at the 2013 annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with Public Storage’s Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 23, 2012 and the close of business on December 23, 2012, unless the date of the 2012 proxy statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received not earlier than the 120th day and not later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2012 proxy statement.

Trustee Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all trustee duties. Each trustee must represent the interests of all shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the New York Stock Exchange rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters, and must satisfactorily complete a background investigation by a third-party firm.

The Nominating/Corporate Governance Committee of the Board is responsible under the company’s Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time.

The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new trustees for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Committee’s charter that each trustee should:

•	Be an individual of the highest character and integrity;

•	Have substantial experience which is of particular relevance to Public Storage;

•	Have an understanding of the business environment and industry in which Public Storage operates;

•	Have sufficient time available to devote to board affairs;

•	Represent the best interests of the company’s shareholders;

•	Have his or her skill set complement the skill set of the other Public Storage trustees; and

•	Be able to read and understand financial statements.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee and the Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Identifying and Evaluating Nominees for Trustees. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for trustee. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for trustee if it and the Board determine that vacancies should be filled.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Communications to the Board should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Business Conduct Standards and Code of Ethics

The Board of Trustees has adopted a Trustees’ Code of Ethics for members of the Board and Business Conduct Standards applicable to officers and employees. The Board has also adopted a Code of Ethics for its senior financial officers, including the company’s principal executive officer, principal financial officer and principal accounting officer that has additional requirements for those individuals. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, currently Ronald L. Havner, Jr., and the principal financial officer and principal accounting officer, currently John Reyes.

The Trustees’ Code of Ethics, the Business Conduct Standards and the Code of Ethics for senior financial officers may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and is available in print to any shareholder who requests a copy by writing to the Corporate Secretary. Any amendments or waivers to the code of ethics for trustees or executive officers will be disclosed on our website or other appropriate means in accordance with applicable SEC and New York Stock Exchange requirements.

Corporate Governance Guidelines and Trustees’ Code of Ethics

The Board has adopted the Public Storage Corporate Governance Guidelines and Trustees’ Code of Ethics to set forth its guidelines for overall governance practices. These Guidelines may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. Shareholders can request a paper copy of the Guidelines and Code of Ethics by writing to the Corporate Secretary.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating/Corporate Governance Committee, our Board has nominated the eight persons listed below to serve as trustees for the one-year term beginning with our 2012 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Majority Vote Standard for Uncontested Trustee Elections. Our bylaws require that in order to be elected, a trustee nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections so that the number of shares voted “for” a trustee nominee must exceed 50% of the votes cast with respect to that trustee. Each of our trustee nominees is currently serving on the Board. If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee. Under our bylaws and Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation that the Board may accept. Our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date that the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

If the number of persons nominated exceeds the number of trustees to be elected, the trustees shall be elected by a plurality of the votes cast at the meeting, provided a quorum is present. In this case, the eight trustees receiving the highest number of votes cast would be elected. Effective with the 2012 Annual Meeting, the Board has set the number of trustees at eight trustees and the number of persons nominated for election as trustees at the 2012 Annual Meeting equals the number of trustees to be elected.

Trustee Retirement Policy. The Board’s Corporate Governance Guidelines provide that trustees will not be nominated for election to the Board if they would attain the age of 70 during the subsequent term, except that the Board provided that the B. Wayne Hughes, then Chairman of the Board, would not retire until the 2012 Annual Meeting to provide for a one-year period to transition the role of Chairman of the Board. Accordingly, Mr. Hughes will retire from the Board and is not standing for re-election at the 2012 Annual Meeting. As noted earlier, the Board requested that Mr. Hughes, following his retirement from the Board, serve as Founder and Chairman Emeritus and Mr. Hughes has agreed to so serve. Effective with the 2012 Annual Meeting, the size of the Board will be reduced to eight trustees unless the Board decides to appoint one or more new trustees.

Set forth below is information concerning each of the nominees for trustee:

Ronald L. Havner, Jr., age 54, is Chairman of the Board, President and Chief Executive Officer. He has served as the company’s Chief Executive Officer and a member of the Board of Public Storage since November 2002. Mr. Havner joined Public Storage in 1986 and has held a variety of senior management positions. Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998 and was Chief Executive Officer of PSB from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT), serving as Second Vice Chair. He is also a member of the NYU REIT Center Board of Advisors and a director of Business Machine Security, Inc. Within the last five years, Mr. Havner served on the boards of Union BanCal Corporation and its subsidiary, Union Bank of California, and General Finance Corporation.

Mr. Havner’s qualifications for the Public Storage Board include his extensive leadership experience and company and industry knowledge. As the only Board member who is also an active member of the Public Storage management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the company.

Tamara Hughes Gustavson, age 50, joined the Public Storage Board in December 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Vice President, Administration. During the past five years, Ms. Gustavson has been engaged in charitable and community activities, and her business experience has included supervising her personal financial and business investments. She also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. Ms. Gustavson is the daughter of B. Wayne Hughes, the former Chairman of the Board, and sister of B. Wayne Hughes, Jr., also a Trustee.

Ms. Hughes Gustavson is our largest single shareholder and a member of the Hughes family that collectively owns approximately 16% of the company’s outstanding common shares. Her qualifications for election to the Public Storage Board include her previous managerial experience at Public Storage, as well as her ongoing investment and charitable board experience.

Uri P. Harkham, age 63, a member of the Compensation Committee, became a member of the Board of Public Storage in March 1993. Mr. Harkham has been the President and Chief Executive Officer of Harkham Industries, which specializes in designing, manufacturing and marketing women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California.

Mr. Harkham’s qualifications for election to the Public Storage Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises, as well as his knowledge of international business operations.

B. Wayne Hughes, Jr., age 52, became a member of the Board of Public Storage in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President—Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the son of B. Wayne Hughes, the former Chairman of the Board, and the brother of Tamara Hughes Gustavson, also a Trustee. The Hughes family together owns approximately 16% of the outstanding common shares of Public Storage.

Mr. Hughes, Jr.’s qualifications for election to the Public Storage Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Avedick B. Poladian, age 60, Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee, became a member of the Board of Public Storage in February 2010. Mr. Poladian has been Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development since 2007. He was Executive

Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He is also a director and member of the Audit Committee of Occidental Petroleum Corporation and Western Asset Funds (Western Asset Income Fund, Western Asset Premier Bond Fund and Western Asset Funds, Inc.) and was a director of California Pizza Kitchen from 2004 to 2008. He is also a director of the YMCA of Metropolitan Los Angeles and a former Trustee of Loyola Marymount University.

Mr. Poladian’s qualifications for election to the Public Storage Board include his executive, operational and financial experience at Lowe Enterprises, his extensive knowledge of the real estate industry and previous accounting experience at Arthur Andersen. He also has experience as a director of other public companies.

Gary E. Pruitt, age 62, is the Lead Independent Trustee of the Board, Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee. He became a member of the Board of Public Storage in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt was previously a director of Shurgard until the company was acquired by Public Storage. He retired as the Chairman of Univar N.V., a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe, on November 30, 2010. Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as Chairman and Chief Executive Officer in 2002. Mr. Pruitt retired as CEO of Univar in October 2009. Mr. Pruitt is also a member of the Board of Directors of Itron, Inc. and Esterline Technologies Corp.

Mr. Pruitt’s qualifications for election to the Public Storage Board include his leadership and financial experience as chairman and chief executive officer at Univar, as well as his previous experience on the board of Shurgard Storage Centers, Inc., a self-storage real estate investment trust.

Ronald P. Spogli, age 63, a member of the Compensation Committee and the Nominating/Corporate Governance Committee, became a member of the Board of Public Storage in February 2010. Mr. Spogli co-founded Freeman Spogli & Co., a private investment firm, in 1983 after a career in investment banking with Dean Witter Reynolds where he was a Managing Director responsible for mergers and acquisitions in the western United States. He rejoined the Freeman Spogli & Co. in June 2009 after having served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009. Mr. Spogli is also a trustee of Stanford University and of the J. Paul Getty Trust and a member of the Investment Committee of the California Institute of Technology.

Mr. Spogli’s qualifications for election to the Public Storage Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli & Co. has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Daniel C. Staton, age 58, Chairman of the Compensation Committee and a member of the Audit Committee, became a member of the Board of Public Storage in March 1999. He is Chairman of Staton Capital, an investment and venture capital company, and the Chairman and Co-Chief Executive Officer of FriendFinder Networks Inc., a print and electronic media company, since November 2004 and Chairman of Armour Residential REIT, Inc. (NYSE Amex: ARR) since November 2009.

Mr. Staton’s qualifications for election to the Public Storage Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Co-Chief Executive Officer of FriendFinder Networks and as Chairman of Armour Residential REIT to the Public Storage Board.

Vote Required and Board Recommendation. Each of the eight nominees for election as trustee must receive more than 50% of the votes cast with respect to such trustee.

Your Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2012. The Audit Committee also recommended that the Board submit the appointment of Ernst & Young LLP to the company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the 2012 Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to the Company by Ernst & Young LLP for 2011 and 2010

The following table shows the fees billed or expected to be billed to Public Storage by Ernst & Young for audit and other services provided for fiscal 2011 and 2010:

	2011	2010
Audit Fees (a)	$844,000	$855,000
Audit-Related Fees (b)	$36,000	$34,000
Tax Fees (c)	$537,000	$471,000
All Other Fees (d)	$2,000	$2,000

Total	$1,419,000	$1,362,000

(a)	Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.
(b)	Audit-related fees represent professional services for auditing the Public Storage 401(k)/Profit Sharing Plan financial statements.
(c)	During 2011 and 2010, tax fees included $269,000 and $300,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $268,000 and $171,000, respectively, for various tax consulting matters.
(d)	All other fees represent subscription fees for an online accounting research database.

Required Vote

Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes cast at the meeting. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the Securities and Exchange Commission’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board of Trustees. The Audit Committee’s charter may be found at publicstorage.com/CorporateInformation/corpGov/PSAuditCharter.pdf on the company’s website.

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s internal controls, accounting policies and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

During 2011, management documented, tested and evaluated the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on the company’s internal control over financial reporting. These assessments and reports are as of December 31, 2011. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the attestation report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2012 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2012 Annual Meeting.

THE AUDIT COMMITTEE

Gary E. Pruitt (Chairman)

Avedick B. Poladian

Daniel C. Staton

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding common shares:

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	Common Shares Beneficially Owned
Name and Address	Number of Shares	Percent of Class
B. Wayne Hughes (1)	2,659,568	1.6%
B. Wayne Hughes, Jr. (1)	6,239,345	3.6%
Tamara Hughes Gustavson (1)	18,571,771	10.8%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—

Total	27,482,032	16.0%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355 (2)	13,963,331	8.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (3)	10,216,326	6.0%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109 (4)	11,286,242	6.6%

(1)	This information is as of March 9, 2012. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on December 16, 2009, to report their collective ownership of common shares and may constitute a “group” within the meaning of section 13(d)(3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares owned by the others. The address for the Hughes family is 701 Western Avenue, Glendale, California 91201-2349. It also reflects transactions reported on Form 4s since the 13D amendment was filed.
(2)	This information is as of December 31, 2011 and is based on a Schedule 13G filed on February 10, 2012 by The Vanguard Group, Inc. to report that it has sole voting power for 198,512 common shares; sole dispositive power for 13,764,819 common shares and shared dispositive power with respect to 198,512 common shares.
(3)	This information is as of December 31, 2011 and is based on a Schedule 13G filed on February 13, 2012 by BlackRock, Inc. to report that it (including affiliates) has sole voting power and sole dispositive power with respect to 10,216,326 common shares.
(4)	This information is as of December 31, 2011 and is based on a Schedule 13G filed on February 14, 2012 by FMR LLC to report that it (including affiliates) has sole voting power for 1,220,979 common shares and sole dispositive power for 11,286,242 common shares.

Security Ownership of Management

The following table sets forth information as of March 9, 2012 concerning the beneficial ownership of common shares by each of our trustees, the chief executive officer, the chief financial officer and the other four most highly compensated persons who were executive officers of the company on December 31, 2011 and all trustees and executive officers as a group.

Amounts reported include the number of shares subject to stock options and restricted share units (RSUs) that become exercisable or vest within 60 days of March 9, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

	Common Shares Beneficially Owned
Name	Number of Shares		Percent
B. Wayne Hughes	2,659,568	(1)(6)	1.6%
Ronald L. Havner, Jr.	384,300	(1)(2)(3)	.2%
Tamara Hughes Gustavson	18,571,771	(1)(2)(6)(7)	10.8%
Uri P. Harkham	53,623	(1)(2)	*
B. Wayne Hughes, Jr.	6,250,693	(1)(2)(5)(6)	3.6%
Avedick B. Poladian	11,666	(1)(2)	*
Gary E. Pruitt	31,349	(1)(2)	*
Ronald P. Spogli	11,666	(1)(2)	*
Daniel C. Staton	37,749	(1)(2)	*
John Reyes	441,260	(1)(2)	.3%
David F. Doll	231,525	(1)(2)	.1%
Steven M. Glick	17,790	(1)(2)	*
Candace N. Krol	90,816	(1)(2)	*
Shawn L. Weidmann	0
All trustees and executive officers as a group	28,793,776	(1)(2)(3)(4)(5)(6)(7)(8)	16.8%
(14 persons)
* Less than 1%
(1)	Represents common shares beneficially owned as of March 9, 2012. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of Public Storage that are held in the Public Storage 401(k)/Profit Sharing Plan.
(2)	Includes RSUs and options exercisable within 60 days of March 9, 2012 to purchase common shares as follows: RSUs— D. Doll, 1,625 shares; S. Glick, 937 shares; C. Krol, 1,188 shares; J. Reyes, 3,625 shares; stock options—R. Havner, 349,000 shares; T. Gustavson, 19,999 shares; U. Harkham, 13,333 shares; B. Hughes, Jr., 17,499 shares; A. Poladian, 11,666 shares; G. Pruitt, 29,999 shares; R. Spogli, 11,666 shares; D. Staton, 14,166 shares; D. Doll, 222,500 shares; S. Glick, 15,000 shares; C. Krol, 79,282 shares; J. Reyes, 397,500 shares.
(3)	Common shares include 300 common shares held of record or beneficially by Mr. Havner’s son as to which he has investment power.
(5)	Common shares include 44,259 common shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power, 8,005 shares held jointly by Mr. Hughes, Jr. and his spouse as to which they share investment power and 11,348 common shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power and 1,000,000 shares as to which Mr. Hughes, Jr. is successor trustee.
(6)	Includes 1,200,000 common shares held by B. Wayne Hughes, Jr. that have been pledged as security.
(7)	Common shares include 787,080 common shares held of record or beneficially by Ms. Gustavson’s spouse and 5,500 shares held by Ms. Gustavson and her spouse. Does not include 11,348 common shares held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power.

(8)	Includes shares held of record or beneficially by members of the immediate family of executive officers of the company and shares represented by units that credited to the accounts of the executive officers of Public Storage that are held in the Public Storage 401(k)/Profit Sharing Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2011 Executive Compensation Highlights

The Compensation Committee seeks to tie a substantial portion of each executive officer’s compensation to the achievement of corporate performance goals that the Board believes increase total shareholder return over the long-term. Generally, executive cash bonuses are tied in significant part to the achievement of targeted revenue, FFO and FAD. During 2011, the equity incentive awards were tied to the achievement of targeted growth in same store revenues. As discussed in more detail below, in 2011, our performance in these areas substantially outperformed the targeted goals.

At our 2011 Annual Meeting, more than 94% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders and that no specific changes to its executive compensation program were warranted.

2011 Company Performance. During 2011 and despite continued challenging economic conditions, the management team continued to drive results that outperformed our peers. At the end of fiscal 2011, Public Storage’s total shareholder return of approximately 37% beat the NAREIT Equity Index and S&P 500 Index. Similarly, our total shareholder return beat these indices for the three-year, five-year, ten-year and 20-year periods ending with December 31, 2011, averaging a 20% annual return since 1991.

Other company performance highlights of 2011:

•	Year-over-year U.S. same store revenues grew by 4.6% compared to a modest 0.4% growth rate in 2010.

•	Funds from operations (FFO) per share increased by about 14%.

•	Funds available for distribution (FAD) per share grew by about 18%.

•	Year-over-year occupancy growth was positive in each quarter of 2011.

•	We acquired domestic properties and partnership interests in affiliated partnerships we did not already own totaling approximately $258 million.

•

We issued approximately $863 million in new preferred shares at lower dividend rates than securities we redeemed during the year, lowering our average preferred share dividend rate by approximately 26 basis points to 6.53%.

•	We invested $116.6 million in Shurgard Europe to fund its $238.0 million acquisition of the interests it did not already own in two European joint ventures.

•	We ended the year with $139.0 million in cash.

These financial achievements had a direct impact on the compensation earned by our executive officers in 2011, as discussed below.

2011 Executive Compensation and Pay for Performance Highlights. In February 2011, the Compensation Committee for the third consecutive year held base salaries for all executive officers at 2008 levels. Holding fixed compensation flat reflected the Committee’s concern that the challenging economic environment that has existed since 2008 might not improve and also reflected its view that a substantial portion of management compensation should be incentive compensation that is paid only if performance targets are met.

The Compensation Committee’s incentive compensation programs for 2011 were designed to focus management on same store revenues, FFO and FAD. The Committee and the Board and management view these performance metrics as the key drivers of growth in our business. After discussing the appropriate incentives with the Board and considering the recommendations of Mr. Havner, in February 2011, the Compensation Committee met and agreed that the threshold for payment of any senior executive officer bonuses would be the achievement of at least a 2% year-over-year increase in the company’s same store revenues, FFO per share and FAD per share.

For 2011, same store revenues increased by 4.6% over 2010 and, as adjusted for certain unusual items described below, FFO per share increased by about 14% and FAD per share increased by about 18%. Based on these results and the Compensation Committee’s continued focus on motivating management to achieve extraordinary results to receive increased year-over-year compensation, 2011 executive compensation highlights include:

•

In recognition of Mr. Havner’s success in achieving the corporate goals and driving shareholder value and total return during 2011, his assumption of the role of Chairman of the Board and the Board’s desire to retain Mr. Havner’s services, the Compensation Committee and the independent trustees approved a bonus for Mr. Havner’s 2011 performance of $1,750,000 and awarded him 50,000 restricted share units that vest over three years commencing in 2013.

•

Bonuses for executive officers reporting to the chief executive officer were paid at between 70% and 200% of the target amount, based on the Compensation Committee’s consideration of the recommendations of the chief executive officer, which were based on his subjective evaluation of whether individual and business unit performance achieved his expectations.

•

The performance-based restricted share unit awards were granted to eligible executive officers reporting to Mr. Havner as a result of the company’s achievement of the 200% award level, with 20% of these awards vested immediately and the remainder vesting in equal installments over four years.

•	No stock options were awarded to executive officers except for a new-hire grant of stock options and restricted share units to Mr. Weidmann.

•	All executive officer base salaries, including Mr. Havner’s, continued to be frozen at 2008 levels. The Compensation Committee is currently evaluating a new compensation package for Mr. Havner.

2012 Compensation Outlook

We expect the operating environment in 2012 to continue to improve year-over-year and believe we are well positioned in financial, operational and strategic terms in the self-storage industry. Given these expectations, the 2012 outlook for executive officer compensation at Public Storage includes:

•

Base salaries for 2012 for executive officers reporting to the chief executive officer are again frozen at 2008 levels. The three-year compensation program approved in 2008 for Mr. Havner expired in 2011. The Compensation Committee is currently developing a new compensation program for Mr. Havner.

•	Bonus target amounts are set for all executive officers at 100% of base salary.

•	The threshold for payment of bonuses is tied to achieving growth above targeted levels in same store revenues, FFO per share and FAD per share.

Additional details concerning Compensation Committee activities with respect to 2011 compensation and 2012 compensation targets, as well as information about our executive officer compensation policies and practices, is provided below.

Overall Executive Compensation Philosophy

The goals of our executive compensation program are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our senior management a mix of cash compensation and long-term equity compensation we consider appropriate in view of individual and corporate performance, competitive levels and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities. In general, our compensation program for executive officers consists of (1) payment of a base salary, (2) short-term incentive opportunities in the form of cash bonuses, and (3) long-term incentive opportunities in the form of equity awards, which typically may include stock option and/or restricted share unit awards, each of which vests upon continued service.

As discussed in more detail below, because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2011, the Compensation Committee determined the award of each component separately. Historically and in 2011, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers.

Our Compensation Committee made all final compensation decisions for the named executive officers for 2011 other than for the chief executive officer. The independent members of the Board of Trustees approved and ratified the compensation of our chief executive officer after considering the recommendations of the Compensation Committee and other Board members. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Compensation Committee” on page 7.

Elements of Compensation

Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation).

Base salaries are set based on factors, as applicable and as discussed below, that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from Board members with respect to Mr. Havner’s base salary, and the recommendations of Mr. Havner for the other named executive officers.

In general, the Compensation Committee reviews base salaries annually for the named executive officers other than the chief executive officer. The independent members of the Board, after considering the recommendations of the Compensation Committee and other Board members, including the Chairman of the Board, have set the base salary of Mr. Havner.

Bonuses. We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long- and short-term goals. The bonus targets typically relate to financial factors, such as growth or, in the recent economic recession, stemming declines, in FFO per share, FAD per share and the achievement of other corporate, operational and financial goals, including acquisitions and strategic transactions.

For purposes of these targets, FFO is generally defined as net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, allocations of income to or from common shareholders as a result of redemptions, impairment charges on real estate assets, acquisition due diligence costs, changes in accounting estimates, gains and losses on early redemption of debt, and our equity share of PSB’s lease termination fees received from tenants. FAD represents FFO adding back non-cash share-based compensation expense, less capital expenditures to maintain our facilities.

The Compensation Committee selects these factors as the key financial metrics based on their importance to our senior executive team and investors. The Compensation Committee typically sets a target and maximum for cash bonus payments for each individual executive officer to comply with Section 162(m) of the Internal Revenue Code, as amended. If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the bonus below the maximum target bonus amount set for purposes of Section 162(m) of the Internal Revenue Code. The actual bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

We also may reward the accomplishment of significant transactions with special cash bonuses that may be paid to designated executive officers upon successful completion of the transaction, as we did most recently in 2008 for the successful disposition of a 51% interest in our European operations. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Equity-Based Compensation. The Compensation Committee believes that our executive officers should have an incentive to improve the company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers various forms of equity in Public Storage to link part of their compensation to increases in Public Storage’s share price and to provide an incentive to continue employment with Public Storage. Equity awards of stock options or restricted share units are long-term incentives designed to reward long-term growth in the price of Public Storage common shares and shareholder value. We believe equity awards help retain and motivate executives because they vest over a period of time and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed by Public Storage over that period.

Stock Options

Stock options have value solely to the extent that the price of our common shares is greater than the exercise price of the option at the time of exercise. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increases. Options also are designed to help us retain executive officers in that options vest over a multi-year period and achieve their maximum value only if the executive remains in the company’s employ for a period of years.

With respect to option awards to the named executive officers, as discussed in more detail below, the Compensation Committee determines award levels in its discretion, with input from other Board members with respect to stock option awards to Mr. Havner, the recommendations of Mr. Havner for the other named executive officers and consideration of an individual’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

Restricted Share Units

Restricted share units increase in value as the value of our common shares increases, and vest over time provided that the executive officer remains employed at Public Storage. Accordingly, awards of restricted share units serve the Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. They also may offer value during difficult market conditions because, unlike stock options, restricted share units retain some value even when the market price of our common shares declines below the price on the date of grant. This may enhance their retention value at a time when we may most need executive talent. In 2011, the Compensation Committee determined at the beginning of the year to award restricted share units only if a targeted level of year-over-year growth in same store revenues was achieved.

Equity Grant Practices

Equity grants to all of our executive officers, including the named executive officers, must be approved by the Board or the Compensation Committee of the Board, which consists entirely of independent trustees. Grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting, written action or a future date if appropriate (such as in the case of a new hire). Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common shares on the date of grant. Awards are also subject to the terms of the 2007 Equity and Performance-Based Compensation Plan (the “2007 Plan”).

Our executive officers may receive stock options, restricted share units or a mix based on the determination of the Compensation Committee in its discretion. The Compensation Committee does not set awards based on a fixed weighting between stock options and restricted share units. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

Historically, equity awards to executive officers have vested over an extended period, typically eight years for restricted share unit awards and five years for stock options (three years for the chief executive officer), which the Compensation Committee believes furthers the goals of retention and motivation over the long-term. Unlike the other named executive officers, the chief executive officer’s compensation program has generally been determined in advance for a three-year period, and his options correspondingly vest over three years.

With respect to awards of restricted share units to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration an individual’s responsibilities and performance, as discussed in more detail below. Historically, the Compensation Committee has not awarded restricted share units to Mr. Havner and has instead made equity awards only of stock options with three-year vesting schedules designed to motivate and reward growth in Public Storage’s share price.

Equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board, which consists of two trustees appointed by the Board, currently and in 2011, Messrs. Hughes and Havner. The Equity Awards Committee acts after consideration of management recommendations. Grants of stock options to new hires who are not executive officers are generally made by the Equity Awards Committee on a quarterly basis during the last month of the calendar quarter following an individual’s date of hire. Equity grants to other employees may be made at other times during the year, but are not timed in coordination with the release of material non-public information.

Role of Executive Officers. The Compensation Committee met two times during 2011 and once in February 2012 to consider annual performance awards, including awards for 2011 performance. In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed or (2) company-wide compensation matters, such as consideration of a new equity plan, are discussed. Mr. Havner does not vote on items before the Compensation Committee and was not present for meetings or any portion of a meeting at which his compensation was discussed by the Committee. As discussed in more detail below, the Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers.

In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Board, particularly with respect to the compensation of Mr. Havner.

Compensation Surveys. Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. Consideration of market rates is an additional factor reviewed by the Compensation Committee in determining compensation levels; we do not “benchmark” or specifically target certain levels of compensation. For our executive officers, historically, the Committee determined market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. The peer group considered in 2011 by the Committee was selected based on whether a company represented at least one of three metrics. These were (1) market capitalizations ranging from $11 billion to $18.9 billion, (2) five-year annualized total returns ranging from 10% to 12% and (3) REIT status. In addition, the majority of companies considered had 2009 revenues of between $1.3 billion and $3.8 billion, an average of 3,720 employees and included companies with international operations.

In 2011 and early 2012, the Compensation Committee reviewed compensation information from the following ten companies, of which seven are REITs, as the most comparable to Public Storage and therefore the Committee deemed the most appropriate companies to review for market compensation data:

•	American Tower Corp.;

•	AutoZone, Inc.;

•	Boston Properties, Inc.;

•	Equity Residential;

•	Kilroy Realty Corp.;

•	Macerich Co.;

•	Plum Creek Timber Company;

•	Simon Property Group, Inc.;

•	Urban Outfitters, Inc.; and

•	Vornado Realty Trust.

The Compensation Committee also bases its payment of base salary and annual bonuses for named executive officers, other than the chief executive officer, on corporate, business unit and individual performance, based on recommendations from Mr. Havner. In establishing individual bonuses for senior executives, the Compensation Committee may consider growth or, during challenging economic times such as during the recent financial crisis, minimizing declines in the intrinsic business value of the enterprise, FFO, same store revenues and FAD and other financial and corporate objectives, together with the executive officer’s contribution to the company’s growth and profitability, as well as compensation paid to executive officers, including the chief executive officer, at other comparable companies, including REITs.

2011 and 2012 Compensation.

Base Salaries.

Base Salary of the CEO. In 2008, following the expiration of a three-year compensation program for Mr. Havner, the Compensation Committee undertook a comprehensive evaluation of the appropriate base salary for Mr. Havner and other compensation. The Compensation Committee first determined that as was the case historically for Mr. Havner’s compensation as chief executive officer, the Compensation Committee would recommend a new three-year program to encourage the chief executive officer’s focus on long-term results. The Compensation Committee considered Mr. Havner’s performance as chief executive officer of Public Storage, his significant accomplishments in growing total shareholder return, while maintaining substantial liquidity and a conservative balance sheet, and the Board’s strong interest in retaining Mr. Havner as the chief executive officer. The Compensation Committee also considered Mr. Havner’s compensation history, base salaries paid to CEOs at other S&P 500 REITs and the recommendations and input from other board members and particularly the input of the Chairman of the Board, as well as the business judgment of the Compensation Committee members as to the appropriate compensation amounts. The Compensation Committee presented its recommendations to the Board of Trustees during the Board’s executive session in May 2008, which Mr. Havner did not attend.

Following a discussion with the trustees which included a discussion of Mr. Havner’s leadership and significant accomplishments as chief executive officer and the Board’s interest in retaining Mr. Havner as chief executive officer, the independent trustees of the Board, including all the members of the Compensation Committee, set Mr. Havner’s annual base salary at $1,000,000, effective for the next three years until May 2011, provided his performance continues to be satisfactory to the Board. The amount was an increase, which the committee considered appropriate to retain his services as chief executive officer and his effective leadership and significant accomplishments, including substantial growth in revenues, FFO and FAD and available cash during his tenure as chief executive officer. During 2011, the three year compensation program previously approved by the Compensation Committee expired. The Compensation Committee is currently evaluating a new compensation program for Mr. Havner, who assumed the additional duties as Chairman in August 2011.

Base Salaries of the Other Named Executive Officers. In February 2011, the Compensation Committee determined not to increase any of the other current named executive officer base salaries for 2011 and to continue to hold 2011 base salaries at 2008 levels. The Compensation Committee based this decision on the recommendations of Mr. Havner and the continuing economic and business uncertainty at the beginning of 2011. Mr. Weidmann was hired in August 2011, and his base salary and other elements of compensation, including his bonus target, restricted share unit award and award of stock options, were based on the agreement negotiated in connection with his employment described in more detail on page 28.

In February 2012, after considering Mr. Havner’s recommendations and the Committee’s desire to weight total compensation toward more performance-based elements, the Compensation Committee again determined to freeze base salaries of executive officers reporting to Mr. Havner at 2008 levels.

Bonuses.

Annual Bonuses for 2011 Performance. In February 2011, in reaction to the continuing economic challenges and crisis in the financial markets that began in late 2008 as well as the Committee’s view that a substantial portion of executive officer compensation should be based on achievement of performance targets, the Compensation Committee set the targets for payment of cash bonuses as achievement of year-over-year increases of at least 2% in each of the company’s 2011 (1) same store revenues, (2) FFO per share and (3) FAD per share, after adjusting for extraordinary items which were primarily the effect of foreign currency gains or losses and the application of EITF D-42 to the redemption of securities. The Compensation Committee did not assign any specific numerical targets or weights to the three performance goals other than achieving gains during 2011 of at least 2% year-over-year for each goal.

The Compensation Committee also did not establish targets for the amount of increase required in any of the three performance metrics as a condition to earning a particular level of bonus. Target bonuses for 2011 performance were set at 100% of base salary, and maximum bonuses were set to comply with Section 162(m) of the Internal Revenue Code, as amended. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount paid below the maximum target amount set for purposes of 162(m) of the Internal Revenue Code.

The company’s 2011 same store revenues, core FFO per share and FAD per share far exceeded the target of 2% year-over-year growth. After adjustment for foreign currency gains and losses and other unusual items, as compared to 2010, same store revenues increased by 4.6%, FFO increased by about 14% and FAD increased by about 18%.

In determining the actual amount of Mr. Havner’s bonus, the Compensation Committee also considered Mr. Havner’s leadership in achieving these strong results. The Compensation Committee considered the matter without Mr. Havner present and considered input from the Board. At the conclusion of its review and discussion, the Compensation Committee awarded Mr. Havner a cash bonus for 2011 annual performance of $1,750,000 (175% of the targeted award). The Compensation Committee then reviewed its decision and recommendations with the other independent trustees, who also approved the recommended bonus for Mr. Havner.

The Compensation Committee also considered the recommendations of Mr. Havner with respect to the appropriate bonuses to be paid to the other named executive officers, other than Mr. Weidmann, for their accomplishments in far exceeding the 2011 performance targets of achieving at least 2% growth in the company’s 2011 same store revenues, FFO per share and FAD per share as compared to 2010. In determining his recommendations, Mr. Havner compiled information as to each executive officer’s responsibilities and achievements, including the role of each named executive officer in accomplishing the corporate performance objectives set by the Compensation Committee for the previous year, as well as his subjective assessment of the individual performance of each named executive officer. Mr. Havner’s recommendations were above, at or below the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2011 performance to Mr. Reyes of $1,200,000 (200% of target), to Mr. Doll of $245,000 (70% of target), to Mr. Glick of $350,000 (100% of target) and to Ms. Krol of $275,000 (100% of target). Mr. Weidmann received a bonus of $365,000 pursuant to the terms of his negotiated employment agreement.

Equity Awards.

Stock Options. In February 2011, after consideration of the recommendations of Mr. Havner, the Compensation Committee determined that no stock option grants would be made for the named executive officers during 2011 except for the new hire grant to Mr. Weidmann. Although Mr. Havner was entitled to receive a stock option award for 100,000 shares in 2011, Mr. Havner requested that the Committee not make the award for 2011.

Restricted Share Units. In February 2011, Mr. Havner met with the Compensation Committee to review a proposed incentive program for awards of performance-based restricted share units based on achievement of targeted levels of same store revenue growth for 2011 over 2010, similar to the programs approved for 2009 and 2010. Under the program, the Compensation Committee established a minimum target restricted share unit award for each executive officer, which would be earned only if the company achieved same store revenue growth in 2011 of at least 2% over 2010. The target amount of the award for the other executive officers was determined based on Mr. Havner’s recommendations.

Depending on the extent to which same store revenue target met or exceeded the 2% minimum target, restricted share unit awards would range from 50% to 200% of the target restricted share unit award. To achieve 100% of the target award level, 2011 same store revenue growth over 2010 was set at 3% and 200% was set at 4%. If awarded, 20% of the restricted share units would vest on the date of the award and an additional 20% would vest over each of the next four anniversary dates of the award, assuming continued employment with Public Storage through the vesting dates. After discussion, the Compensation Committee approved the program for 2011 and set target awards for the named executive officers other than Mr. Havner, who does not participate in the program.

Actual 2011 same store revenue growth was 4.6%, as adjusted for certain items, which meant that each executive officer participating in the program was entitled to receive restricted stock units under the program at the 200% level. As a result of this significant revenue growth in a challenging environment, in February 2012, executive officers received the following number of restricted share units: Mr. Reyes, 20,000; Mr. Doll 12,000; Mr. Glick 4,000; and Ms. Krol, 15,000.

Mr. Weidmann joined the company in August of 2011 and did not participate in the program. He received an award of 5,000 restricted share units pursuant to the terms of his employment agreement. Mr. Havner also does not participate in the program. In February 2012, in recognition of Mr. Havner’s contributions to the company’s strong performance, the additional role of Chairman he assumed in 2011 and the Board’s desire to retain his services, the Compensation Committee awarded 50,000 restricted share units to Mr. Havner that vest in three equal annual installments beginning one year from the date of grant.

In 2012, the Compensation Committee approved a substantially similar restricted stock share plan for 2012 and approved targets for restricted stock unit awards as follows: Mr. Reyes, 10,000; Mr. Weidmann, 4,000; Mr. Doll, 4,000, Mr. Glick, 3,000; and Ms. Krol, 5,000.

2012 Executive Officer Annual Cash Bonus Performance Targets. In February 2012, the Compensation Committee considered the appropriate corporate performance targets for 2011 annual cash bonuses for Mr. Havner and the other named executive officers. After consultation with other Board members and consideration of the recommendations of Mr. Havner, the Compensation Committee determined that the 2012 performance targets would be based on achieving a targeted level of growth over 2011 levels in each of 2012 same store revenues, FFO per common share and FAD per common share, as adjusted for certain unusual items such as any foreign exchange gains or losses and the application of EITF D-42 to the redemption of securities. As was the case for the 2011 corporate performance targets, the Compensation Committee did not assign weights to the achievement of each of the three performance goals. The Compensation Committee did not set other specific quantitative or qualitative individual performance goals for our named executive officers. The Compensation

Committee believes the corporate performance goals, while challenging, particularly in light of current economic conditions, are achievable.

The Compensation Committee then set target 2012 bonus awards for each of the named executive officer at 100% of base salary as follows: Mr. Havner, $1,000,000 of base salary; Mr. Reyes, $600,000; Mr. Weidmann, $500,000; Mr. Doll, $350,000; Mr. Glick, $350,000, and Ms. Krol, $275,000. As in 2011, the Compensation Committee also set a maximum target for the named executive officers for Section 162(m) purposes. In this regard, the Compensation Committee determined that Messrs. Havner, Reyes, Weidmann, Doll and Glick and Ms. Krol would be eligible for a bonus of up to ten times base salary based on achieving the 2011 goals for revenues, FFO and FAD. As a result, the maximum bonus target amount for Section 162(m) purposes for Mr. Havner is $10,000,000; for Mr. Reyes, $6,000,000; for Mr. Weidmann, $5,000,000; for Mr. Doll, $3,500,000; for Mr. Glick, $3,500,000, and for Ms. Krol, $2,750,000.

If each of the three performance targets is achieved, the Compensation Committee must approve a bonus award, but has the discretion to reduce the amount paid below the maximum target bonus amount set for purposes of Section 162(m) of the Internal Revenue Code. In each case, the Compensation Committee may exercise, and typically has exercised, negative discretion pursuant to Section 162(m) of the Internal Revenue Code to reduce the amount of the award from the maximum amount. The Compensation Committee also has the discretion to award bonuses even if the company does not achieve the corporate performance targets, although historically it has not done so.

Tax & Accounting Considerations—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would not result in an increase in taxable income but would possibly require a future increased distribution to shareholders to maintain the company’s REIT status. While the Compensation Committee also considers the accounting impact of various forms of incentive compensation to understand the impact on the financial statements of various compensation elements, the accounting treatment is generally not the basis for the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2011. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)

Uri P. Harkham

Ronald P. Spogli

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by or paid during the fiscal year ended December 31, 2011 to the company’s principal executive officer, principal financial officer and the four next most highly compensated persons who were executive officers of the company on December 31, 2011 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)

Ronald L. Havner, Jr. Chairman, Chief Executive Officer and President	2011 2010 2009	$ $ $	1,000,000 1,000,000 1,000,000		— — —		— — —	$	— — 396,000	$ $ $	1,750,000 1,000,000 800,000	$ $ $	9,800 9,800 9,800	$ $ $	2,759,800 2,009,800 2,205,800

John Reyes Senior Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	600,000 600,000 600,000		— — —		$2,070,600 — —	$	— — 198,000	$ $ $	1,200,000 600,000 700,000	$ $ $	57,733 60,938 56,963	$ $ $	3,928,333 1,260,938 1,554,963

David F. Doll Senior Vice President and President, Real Estate Group	2011 2010 2009	$ $ $	350,000 350,000 350,000		— — —		$1,242,360 — —	$	— — 99,000	$ $ $	245,000 350,000 225,000	$ $ $	37,919 39,369 37,850	$ $ $	1,875,279 739,369 711,850

Steven M. Glick Senior Vice President and Chief Legal Officer (4)	2011 2010 2009	$ $	350,000 286,277 —	$	— 300,000 —	$ $	414,120 602,475 —	$	— 295,500 —		$350,000 — —	$ $	33,755 22,875 —	$ $	1,147,875 1,507,127 —

Candace N. Krol Senior Vice President, Human Resources	2011 2010 2009	$ $ $	275,000 275,000 275,000		— — —		$1,552,950 — —	$	— — 99,000	$ $ $	275,000 275,000 375,000	$ $ $	33,926 35,574 33,260	$ $ $	2,136,876 585,574 782,260

Shawn L. Weidmann Senior Vice President and Chief Operating Office(5)	2011 2010 2009		$172,436 — —		$365,000 — —		$612,250 — —		$1,341,000 — —		— — —		$9,800 — —		$2,500,486 — —

(1)	The 2010 bonus for Mr. Glick and the 2011 bonus for Mr. Weidmann are each pursuant to the terms of their respective Offer Letter/Employment Agreements.

(2)	Performance-based restricted stock unit awards and option awards. The amounts shown for 2011 for Messrs. Reyes, Doll, Glick and Ms. Krol, reflects the fair value of such equity awards on the date of grant of $103.53 per share, and for Mr. Weidmann of $122.45 per share for restricted share unit awards and $13.41 per option, calculated in accordance with FASB ASC Topic 718.

(3)	All Other Compensation for 2011 consists of (1) Public Storage contributions to each officer’s 401(k)/Profit Sharing Plan account (3% of the annual cash compensation up to a maximum of $9,800) and (2) dividend equivalent payments on unvested restricted share units. For 2011, amounts paid for 401(k)/Profit Sharing Plan contributions and dividend equivalent units are as follows:

Name	Company Contributions To 401(k) Plan	Dividends Paid On Stock Awards	Total
Ronald L. Havner, Jr.	$9,800	—	$9,800
John Reyes	$9,800	$47,993	$57,793
David F. Doll	$9,800	$28,119	$37,919
Steven M. Glick	$9,800	$23,955	$33,755
Candace N. Krol	$9,800	$24,126	$33,926
Shawn L. Weidmann	—	$9,500	$9,500

(4)	Mr. Glick was first employed by Public Storage on February 23, 2010.
(5)	Mr. Weidmann was first employed by Public Storage on August 29, 2011.

Employment Agreements

Shawn L. Weidmann. In connection with the employment of Shawn L. Weidmann as our Senior Vice President and Chief Operating Officer, we entered into an employment offer letter agreement dated July 7, 2011 with Mr. Weidmann. The agreement provides that Mr. Weidmann will be paid an annual base salary of $500,000 and that, provided Mr. Weidmann was employed at least until February 3, 2012, he would receive a bonus for 2011 performance of $365,000 payable in the first quarter of 2012. For calendar year 2012, Mr. Weidmann’s bonus potential is set at $500,000, subject to the provisions of the Public Storage bonus plan. The agreement also provided for an award as of his first date of employment with Public Storage of a stock option to acquire 100,000 common shares and 5,000 restricted share units, subject to the terms of the 2007 Plan. The agreement further provides that in the event Mr. Weidmann’s employment is terminated without cause (as defined in the agreement) before August 31, 2012 and provided he has signed a severance and release agreement, he would be paid a lump sum payment of $865,000 less applicable federal and state withholdings.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding 2011 annual incentive bonus awards and equity awards granted to our named executive officers in 2011. All equity grants set forth in this table were made pursuant to the 2007 Plan and non-equity incentive awards were made pursuant to the company’s Performance-Based Compensation Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald L. Havner, Jr.
Annual Incentive	2-25-11	—	1,000,000	10,000,000	—	—	—	—	—	—	—
RSUs	2-25-11	—	—	—	—	—	—	—	—	—	—

John Reyes
Annual Incentive	2-25-11	—	600,000	6,000,000	—	—	—	—	—	—	—
RSUs	2-25-11	—	—	—	5,000	10,000	20,000				$2,070,600

David F. Doll
Annual Incentive	2-25-11	—	350,000	3,500,000	—	—	—	—	—	—	—
RSUs	2-25-11	—	—	—	3,000	6,000	12,000				$1,242,360

Steven M. Glick
Annual Incentive	2-25-11	—	350,000	3,500,000	—	—	—	—	—	—
RSUs	2-25-11	—	—	—	1,000	2,000	4,000				$414,120

Candace N. Krol
Annual Incentive	2-25-11	—	275,000	2,750,000	—	—	—	—	—	—	—
RSUs	2-25-11	—	—	—	3,750	7,500	15,000				$1,552,950

Shawn L. Weidmann
RSUs (3)	8-29-11	—	—	—	—	—	—	5,000	—	—	$612,250
Options (3)	8-29-11	—	—	—	—	—	—	—	100,000	$122.45	$1,341,000

(1)	Amounts in this column represent the range of possible cash incentive payouts for annual awards pursuant to the Public Storage Performance-Based Compensation Plan.
(2)	Amounts reflect the full grant date fair value of each equity award, as computed in accordance with FASB ASC Topic 718. For stock awards, the number is calculated by multiplying the fair market value of Public Storage common shares on the date of grant by the number of shares awarded. For option awards, the number is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. Performance-based RSU awards for Messrs. Reyes, Doll and Glick and Ms. Kroll are valued at $103.53 per share. RSU’s and stock options granted to Mr. Weidmann were valued at $122.45 per share and $13.41 per option, respectively.
(3)	Restricted share units (RSUs) granted to Mr. Weidmann in connection with his employment with the company vest in eight equal annual installments beginning on the first anniversary of the date of grant; stock options granted to Mr. Weidmann become exercisable in five equal installments beginning on the first anniversary of the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Ronald L. Havner, Jr.	03-02-09	33,333	66,667	50.30	3-2-19	(1)	—	—
	12-08-07	83,000	—	81.81	12-8-17	(1)	—	—
	12-08-06	83,000	—	95.18	12-8-16	(1)	—	—
	12-08-05	83,000	—	69.87	12-8-15	(1)	—	—

		Total 282,333	66,667				—	—

John Reyes	12-31-11	—	—	—	—		16,000	$2,151,360
	03-02-09	40,000	60,000	50.30	3-2-19	(1)	—	—
	02-27-08	150,000	100,000	80.48	2-27-18	(1)	1,875	252,113
	03-15-07	70,000	70,000	97.47	3-15-17	(1)	5,000	672,300
	03-03-06	50,000	—	78.36	3-3-16	(1)	6,000	806,760
		Total 310,000	230,000				28,875	$3,882,533

David F. Doll	12-31-11	—	—	—	—		9,600	$1,290,860

	03-02-09	20,000	30,000	50.30	3-2-19	(1)	—	—
	02-27-08	90,000	60,000	80.48	2-27-18	(1)	1,250	168,075
	03-15-07	—	10,000	97.47	3-15-17	(1)	2,500	336,150
	11-02-06	—	—	—	—		1,125	151,268
	03-16-06	40,000	—	82.90	3-16-16	(1)	2,250	302,535
	02-21-05	30,000	—	55.66	2-21-15	(1)	—	—

		Total 180,000	100,000				16,725	$2,248,844

Steven M. Glick	12-31-11	—	—	—	—		3,200	$430,272

	02-23-10	10,000	40,000	80.33	2-23-20	(1)	6,563	882,461

		Total 10,000	40,000				9,763	$1,312,733

Candace N. Krol	12-31-11	—	—	—	—		12,000	$1,613,520
	03-02-09	—	30,000	50.30	3-2-19	(1)	—	—
	02-27-08	14,282	60,000	80.48	2-27-18	(1)	1,250	168,075
	03-15-07	20,000	20,000	97.47	3-15-17	(1)	3,752	504,494
	11-02-06	—	—	—	—		1,125	151,268

		Total 34,282	110,000				18,127	$2,437,357

Shawn L. Weidmann	08-29-11	—	100,000	122.45	8-29-21		5,000	$672,300

(1)	Vesting: All options awarded to Mr. Havner vest in three equal annual installments, beginning one year from the date of grant. The options granted on 3-15-2007 to Ms. Krol and Messrs. Doll and Reyes vest in eight equal annual installments, beginning one year from the date of grant. All other options awarded to Ms. Krol and Messrs. Doll, Glick, Reyes and Weidmann vest in five equal annual installments, beginning one year from the date of grant.
(2)	RSUs vest in eight equal annual installments, beginning one year from the date of grant except that performance-based RSUs for which performance targets were achieved on 12-31-11, vested 20% on the date of award and the remainder vest in four equal annual installments beginning one year from the date of the award.
(3)	Market value assumes a price of $134.46 per share, the closing price for our common shares on the New York Stock Exchange on December 31, 2011. Includes unvested portion of performance-based RSU awards.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

The following table provides information about options exercised by and restricted share unit awards vested for the named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Havner, Jr.	100,000	$7,686,761	—	—
John Reyes	50,000	$4,119,555	6,825	$829,603
David F. Doll	20,000	$990,501	3,920	$482,186
Steven M. Glick	—	—	1,577	$188,178
Candace N. Krol	25,718	$1,263,416	3,962	$500,654
Shawn L. Weidmann	—	—	—	—

(1)	Value realized represents the difference between the market price of the company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.
(2)	Value realized calculated by multiplying the number of shares vesting by the closing market price of our common shares on the New York Stock Exchange on the vesting date. Time-based RSUs for Mr. Reyes vested on February 27, 2011 at $112.25, on March 15, 2011 at $108.99, and on March 3, 2011 at $110.50; for Mr. Doll on February 27, 2011 at $112.25, on November 2, 2011 at $127.37, on March 15, 2011 at $108.99 and on March 16, 2011 at $106.77; for Mr. Glick on February 23, 2011 at $108.99; for Ms. Kroll on February 27, 2011 at $112.25, November 2, 2011 at $127.37, and March 15, 2011 at $108.99. Performance-based RSUs vested for Messrs. Reyes, Doll, Glick and Ms. Kroll on December 31, 2011 at $134.46.

PENSION/NONQUALIFIED DEFERRED COMPENSATION PLANS

We do not maintain qualified or nonqualified pension plans or a deferred compensation plan for our employees generally or the named executive officers specifically.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

Except with respect to Mr. Weidmann, Public Storage does not currently have employment agreements with any named executive officer that provide for future payments upon termination of employment with the company. As noted above, the company entered into an employment offer letter agreement with Mr. Weidmann that provides for, among other benefits, a lump sum payment of $865,000 in the event he is terminated other than for cause before August 31, 2012 and provided he has signed a severance and release agreement. Otherwise, we do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, Public Storage 401(k)/Profit Sharing Plan or as required by law. These include:

•

any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment; all unvested stock options, restricted shares and/or restricted share units are forfeited;

•	amounts contributed under our Public Storage 401(k)/Profit Sharing Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer, pursuant to the 2001 Plan and 2007 Plan and in addition to the foregoing:

•

all outstanding unvested stock options and unvested restricted share units held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death (but prior to termination of the option);

•

all outstanding unvested stock options and unvested restricted share units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability (but prior to termination of the option); and

•	the officer will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change of Control

Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage;

•	all outstanding restricted share units and restricted share grants vest immediately; and

•

all outstanding stock options vest 15 days before consummation of such a change of control and are exercisable during the 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the plans to include generally (a) the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive, (b) the sale of substantially all Public Storage’s assets or (c) any transaction which results in any person or entity, other than the Hughes Family, owning 50% or more of the combined voting power of all classes of our shares. The foregoing provisions do not apply to the extent (a) provision is made for continuation of the equity plan or substitution of new options, restricted shares and restricted share units or (b) a majority of our Board of Trustees determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2011 and the value of our common shares on December 31, 2011 of $134.46 per share.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Ronald L. Havner, Jr.	$5,610,695	—	$5,610,695
John Reyes	$13,036,900	$3,882,533	$16,919,433
David F. Doll	$6,133,500	$2,248,844	$8,382,344
Steven M. Glick	$2,165,200	$1,312,733	$3,477,933
Candace N. Krol	$6,503,400	$2,437,357	$8,940,757
Shawn L. Weidmann	$1,201,000	$672,300	$1,873,300

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of the company’s common shares on the New York Stock Exchange on December 31, 2011.
(2)	Represents the number of unvested restricted share units multiplied by the closing price of Public Storage common shares on the New York Stock Exchange on December 31, 2011. Includes unvested portion of performance-based RSU awards.

PROPOSAL 3

RE-APPROVE MATERIAL TERMS OF EXECUTIVE OFFICER COMPENSATION

General

Public Storage has a pay-for-performance philosophy that strives to align the interests of executives with those of our shareholders. Accordingly, performance-based incentives represent an important element of the compensation paid to our executive officers and other employees. At the 2007 Annual Meeting, our shareholders approved the 2007 Equity and Performance-Based Incentive Compensation Plan, which included the material terms of our cash bonus plan. Cash bonuses paid under the plan to our executive officers subject to these rules are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)) and not subject to limits on income tax deductibility included in that section. The executive officers subject to the rules include the chief executive officer and three next most highly compensation executives other than the chief financial officer (“covered officers”). One of the requirements of Section 162(m) is that the material terms of the performance goals must be approved by shareholders at five-year intervals. Accordingly, we are asking shareholders to re-approve the material terms of the Performance-Based Incentive Plan previously approved by shareholders in 2007.

Summary of Proposal

Shareholders are asked to re-approve the material terms of the performance goals in the Performance-Based Incentive Plan in order to preserve the company’s federal income tax deduction for performance-based compensation to covered executives under Section 162(m). There has been no change to the material terms of the performance goals from those previously approved by shareholders except that we have narrowed the available criteria. The Board of Directors has re-approved the material terms of the Performance-Based Incentive Plan’s performance goals, subject to approval by shareholders. Re-approval of the material terms of the performance goals requires the affirmative vote of a majority of the common shares cast in person or present at the meeting. If shareholders approve the proposed material terms, the compensation paid to Public Storage’s covered executive officers upon achievement of goals under one or more of the performance measures approved will be fully deductible by Public Storage under Section 162(m) of the Internal Revenue Code, as amended.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-held corporation to its covered executive officers, as determined in accordance with the applicable rules under the Exchange Act. However, under Section 162(m) there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation must be paid solely on the basis of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the company as a whole, and may be measured on an absolute basis or on a relative basis and on a GAAP or non-GAAP basis. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount.

Performance Goals

Payment of a cash or stock-based incentive compensation to the covered executive officers intended to satisfy the requirements for qualified performance-based compensation and will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee for each performance period. Performance goals will be based on one or more of the following business criteria:

(1)	changes in funds from operation (FFO);
(2)	changes in funds available for distribution (FAD);
(3)	same store revenue growth;
(4)	changes in intrinsic business value;
(5)	stock price or total shareholder return;
(6)	implementation or completion of critical or strategic projects, acquisitions or processes;
(7)	return on invested capital;
(8)	divestiture, joint venture or development activity;
(9)	geographic business expansion, customer satisfaction, employee satisfaction, human resources management, legal matters, information technology; and
(10)	any combination of any of the foregoing.

The maximum annual incentive or other cash award that may be earned for each in a calendar year in a performance period by a covered executive officer shall be ten million dollars. The maximum incentive stock-based award that may be earned in any calendar year by a covered executive officer shall be one million shares of common stock.

The persons eligible to receive performance-based compensation pursuant to the achievement of performance measures are officers and other salaried employees, including employees who are also trustees or directors, of Public Storage or any of its subsidiaries.

Payment of incentive compensation for 2012 performance to the covered executive officers will be subject to shareholder approval of the material terms for payment of incentive compensation and to the achievement of one or more of the performance goals described above. The incentive compensation that would have been payable in the future based on such performance goals cannot be determined, because the payment of such compensation would be contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation would depend on Public Storage’s performance for the applicable performance period, and the actual incentive compensation paid the covered executive officer may reflect exercise of the Compensation Committee’s discretion to reduce the incentive compensation otherwise payable upon attainment of the performance goal.

Benefits under the Performance-Based Incentive Plan for 2012 depend on 2012 performance and accordingly, are not yet determinable. The following table sets forth the target benefits that may be earned by each person listed below under the Performance-Based Incentive Plan for the fiscal year ended December 31, 2012:

2012 Target Performance-Based Incentive Plan Benefits (1)

Name and Position	Dollar Value ($)
Ronald L. Havner, Jr. Chairman, Chief Executive Officer and President	1,000,000
John Reyes Senior Vice President and Chief Financial Officer	600,000
David F. Doll Senior Vice President and President, Real Estate Group	350,000
Steven M. Glick Senior Vice President and Chief Legal Officer	350,000
Candace N. Krol Senior Vice President, Human Resources	275,000
Shawn L. Weidmann Senior Vice President and Chief Operating Officer	500,000

(1)	Targeted amounts for 2012 are shown. Maximum possible awards under the plan are ten times the target award amount.

The Board unanimously re-approved the material terms for payment of performance-based compensation on February 23, 2012 and believes that the material terms are in the best interests of Public Storage and its shareholders. The material terms will become effective upon shareholder approval of this proposal at the 2012 Annual Meeting. If shareholders do not approve this proposal, while performance-based awards could still be granted, Public Storage would not be able to deduct compensation in excess of $1 million to covered executive officers for federal income tax purposes.

Your Board of Trustees recommends that you vote “FOR” re-approval of the material terms for payment of incentive compensation to the covered executive officers.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are again providing shareholders an advisory vote on the compensation of our named executive officers also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation, Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure.

At our 2011 Annual Meeting, more than 94% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and believes it affirms shareholder support of the company’s compensation of its executive officers.

Based on the continuing strong results of the Public Storage senior management team in achieving industry-leading shareholder total returns, while maintaining one of the lowest industry ratios for general and administrative expenses which includes our executive compensation expenses, your Board recommends that you vote to approve our compensation program for executive officers.

The company’s goal for its executive compensation programs is to hire, retain and motivate senior management to create long-term value for shareholders. We believe that our compensation programs have been highly effective in creating long-term value for shareholders. For fiscal 2011, Public Storage total shareholder return of approximately 37% beat the NAREIT Equity Index and the S&P 500 Index for the same period. Similarly, our total shareholder returns beat the NAREIT

Equity Index and S&P 500 indices for the three-year, five-year, ten-year and 20-year periods ending December 31, 2011, averaging a 20% total annual return since 1991.

Despite these industry leading results for total shareholder return, we believe our compensation practices have been conservative relative to our peers. For the one- and five-year periods ending December 31, 2010, the most recent period for which comparative information is publicly available, our chief executive was paid below the one- and five-year averages of our compensation peer group based on a survey of publicly available compensation information contained in company proxy statements.

During 2011, the Compensation Committee held senior executive base salaries flat at 2008 levels. This reflected the Compensation Committee’s view that a substantial portion of executive compensation should be incentive compensation that is paid solely upon the achievement of performance goals designed to drive company growth. Accordingly, the Compensation Committee tied cash bonus payments to achieving at least 2% increases in year-over-year U.S. same store revenues, FAD and FFO. The Compensation Committee selected these metrics as key drivers of company growth in February 2011when economic and business conditions continued to be challenging. Similarly, the Committee set the target for awards of restricted share units at the achievement of at least 2% growth in U.S. same store revenues.

As discussed in the Compensation Discussion & Analysis section beginning on page 19 of this proxy statement, management far exceeded the incentive targets for payment of cash bonuses and the award of restricted share units. Compensation actions and considerations for 2011 included:

•

Management achieved a year-over-year increase of 4.6% for same store revenues, about a 14% increase in FFO per share and about an 18% increase in FAD per share and, as a result, cash bonuses were paid at levels ranging from 70% to 200% of targeted levels.

•

Management achieved 4.6% growth in same store revenues, which exceeded the target to achieve a 200% award of restricted share units. These RSUs vest 20% immediately based on the achievement of the 2011 performance goal with 80% of the RSUs vesting in equal annual installments over the next four years to provide long-term retention and compensation for our executives. These awards also help link executive compensation with long-term stock price performance.

•	No stock options were awarded, other than a new-hire grant.

•	The company does not generally provide any perquisites, tax reimbursements or change-in-control benefits to named executive officers that are not available to other employees.

•	2011 base salaries for executive officers reporting to the chief executive officer were held at 2008 levels.

We believe our compensation program for executive officers helps drive our industry-leading performance. In addition to the exceptional one-, three-, five-, ten- and 20-year performance of shareholder total return, in 2011, our year-over-year U.S. same store revenues, occupancy levels, FFO and FAD achieved strong growth in a challenging economy, we continued to replace outstanding preferred stock with lower yielding securities lowering our cost of capital, we acquired properties and partnership interests for approximately $258 million, and ended the year with approximately $139.0 million in cash, maintaining our strong balance sheet and receiving the highest credit rating of any real estate business in the U.S. The company’s shareholders were well rewarded for these achievements, and your Board believes management should be fairly compensated as well.

Based on our industry-leading financial and operational performance, the Board recommends that shareholders approve the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, values the opinions expressed by the company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Your Board of Trustees recommends that you vote “FOR” Proposal No. 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, our Trustee Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Trustees’ Code of

Ethics. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/ Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to our company-wide Business Conduct Standards (BCS). Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which includes, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In reviewing a conflict of interest, the chief executive officer may consult with the chief legal officer. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and our affiliate, PS Business Parks, that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationships and transactions with the Hughes Family

B. Wayne Hughes, former Chairman of the Board, and his family (the “Hughes Family”) have ownership interests in, and operate, approximately 53 self-storage facilities in Canada under the name “Public Storage” (“PS Canada”) pursuant to a non-exclusive, royalty-free trademark license trademark agreement with Public Storage. We currently do not own any interests in these facilities nor do we own any facilities in Canada. The Hughes Family owns approximately 16.0% of our common shares outstanding at March 9, 2012. We have a right of first refusal to acquire the stock or assets of the corporation that manages the 53 self-storage facilities in Canada, if the Hughes Family or the corporation agrees to sell them. However, we have no interest in the operations of this corporation, we have no right to acquire this stock or assets unless the Hughes Family decides to sell and we receive no benefit from the profits and increases in value of the Canadian self-storage facilities.

Public Storage reinsures risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. During 2011, we received approximately $0.6 million in reinsurance premiums attributable to the Canadian facilities. Since our right to provide tenant reinsurance to the Canadian facilities may be qualified, there is no assurance that these premiums will continue.

PS Canada holds approximately a 2.2% interest in Stor-RE, a consolidated entity that provides liability and casualty insurance for PS Canada, the company and certain affiliates of the company for occurrences prior to April 1, 2004.

On August 23, 2011, we completed mergers to acquire all of the units of limited partnership interest and general partnership interests we did then own in each of five affiliated partnerships. For three of these partnerships, Mr. Hughes was a co-general partner along with the company. These mergers were approved by Public Storage and the Hughes Family, who together owned a majority of the limited partnership units outstanding and therefore could approve the mergers without the vote of the other limited partners. The merger consideration was based upon independent appraisals, dated April 5, 2011 from a nationally recognized appraisal firm, with allocation of the net asset value based upon the liquidation provisions of the relevant partnership documents. Under the merger agreements, the Hughes Family sold all of its general and limited partnership interests in these five partnerships for approximately $54.6 million, reflecting the same pricing and terms as the public limited partners. In addition, on August 23, 2011, the Hughes Family’s interests in a private REIT owned by the company and the Hughes Family were acquired for $0.2 million, based upon the merger value of the interests in these five partnerships owned by the private REIT. Our board of trustees appointed a special committee of independent trustees to review the terms of these acquisitions. The special committee unanimously determined that the transactions were advisable and fair to and in the respective best interests of Public Storage and its shareholders not affiliated with the Hughes Family, as well as fair to the public limited partners. The company also engaged an investment banking firm who concluded that the consideration received in the mergers by the public limited partners was fair to them, from a financial point of view. As a trustee, Mr. Hughes is indemnified for any litigation arising from this transaction pursuant to the indemnification agreements we have with each Public Storage trustee. One putative class action lawsuit has been brought against the company and Mr. Hughes alleging, among other thing, that the mergers provided insufficient consideration for the relevant units of limited partnership interest. As former holders of limited partnership units, the Hughes Family could benefit financially if the lawsuit is decided adversely to Public Storage.

The Hughes Family also had interests in 18 additional limited partnerships that we acquired on June 30, 2011. The acquisition price was based upon independent appraisals of the partnerships’ facilities, dated April 5, 2011, from a nationally recognized appraisal firm, with allocation of the net asset value based upon the liquidation provisions of the relevant partnership documents. We paid the Hughes Family $13.3 million for their interests. The special committee of our board of trustees also reviewed the terms of each of these purchases and unanimously determined that the purchases were fair to and in the respective best interests of Public Storage and its shareholders not affiliated with the Hughes Family. As of March 9, 2012, Mr. Hughes has withdrawn as general partner in 17 of these partnerships and remains a general partner in one partnership.

The Hughes Family also owns shares of common stock in PS Business Parks, Inc.

Management Agreement with PS Business Parks, Inc. (“PSB”)

PSB manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $0.7 million in management fees with respect to PSB’s property management services in 2011. At December 31, 2011, we had recorded amounts owed to PSB of $0.2 million for management fees and certain other operating expenses related to the managed facilities, paid by PSB on our behalf. These amounts are the result of a time lag between PSB paying such expenditures and being reimbursed by us.

PSB owns certain commercial facilities that include self-storage space. We are managing this self-storage space for PSB for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $0.1 million for the year ended December 31, 2011.

Cost Sharing Arrangements with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $0.4 million for the year ended December 31, 2011.

Stor-Re and third party insurance carriers have provided Public Storage, PS Canada, PSB, and other affiliates of Public Storage with liability and casualty insurance coverage until March 31, 2004. PS Canada has a 2.2% interest and PSB has a 4.0% interest in Stor-Re. PS Canada and PSB obtained their own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, Stor-Re continues to provide liability and casualty insurance coverage consistent with the relevant agreements.

Loan to PSB

On February 9, 2011, Public Storage loaned PSB $121.0 million at an interest rate of 85 basis points over three-month LIBOR. The loan had a six-month term and no prepayment penalties. The loan was used by PSB to repay borrowings against its revolving credit line that were at a higher interest rate and to purchase preferred units at a discount. The loan was repaid in full on its maturity date in August 2011.

Board Members

Ronald L. Havner, Jr., Chairman, Chief Executive Officer and President of Public Storage, is also Chairman of the Board of PSB. Gary Pruitt, a trustee of Public Storage, was appointed as a director of PSB in February 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. The due dates of the reports are established by statute and the rules of the SEC, and persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, we typically assist and file these reports on behalf of our executive officers and trustees. Based solely on a review of the reports we filed on behalf of our trustees and named executive officers and written representations from these individuals that no other reports were required, we believe that during 2011, all of our trustees and named executive officers filed all required reports on a timely basis under Section  16(a).

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper or access to an electronic copy of the 2011 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2011. Shareholders may request a free copy of our 2011 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attn: Investor Services. Alternatively, shareholders can access the 2011 Form 10-K and other financial information on Public Storage’s Investor Relations website at: http://www.publicstorage.com. Public Storage will also furnish any exhibit to the 2011 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2013 ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Public Storage Proxy Statement for the 2013 Annual Meeting of Shareholders (“2013 Proxy Statement”) pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulated votes in the election of trustees at the 2013 Annual Meeting of Shareholders, must be received by Public Storage no later than November 23, 2012. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2013 Annual Meeting of Shareholders, but does not seek to include in the Public Storage 2013 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 23, 2012 and no later than December 23, 2012 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2013 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage in connection with the Annual Meeting of Shareholders should be addressed to: Corporate Secretary, Public Storage, 701Western Avenue, Glendale, California 91201-2349.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

Glendale, California

March 23, 2012

DIRECTIONS TO THE PUBLIC STORAGE ANNUAL MEETING

The Public Storage 2012 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:

From points north and south via Interstate 5 (I-5):

From the I-5 freeway, exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.

From Los Angeles International Airport (LAX):

From LAX, take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.

Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD (COMMON SHARES)

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Stephanie G. Heim or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 9, 2012, at the Annual Meeting of Shareholders to be held on May 3, 2012 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 9, 2012, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants—The undersigned, deemed a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 9, 2012. I understand that I am to mail this confidential voting instruction card to Computershare, acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare no later than 9:00 a.m., Central Time, on May 1, 2012. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE, INVESTOR SERVICES, P.O. BOX 43126, PROVIDENCE, RI 02940-5138.

The Board of Trustees recommends a vote FOR all the listed nominees, FOR Proposals 2, 3 and 4.

1.	Election of Trustees.

Nominees: Ronald L. Havner, Jr., Tamara Hughes Gustavson, Uri P. Harkham, B. Wayne Hughes, Jr., Avedick B. Poladian, Gary E. Pruitt, Ronald P. Spogli and Daniel C. Staton

☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approve the material terms for payment of certain executive officer incentive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Advisory vote to approve executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND
NOTE AT LEFT ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 23, 2012.

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Signature:	Date: